UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 29, 2004


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115


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ITEM 5.  OTHER EVENTS

NEWS RELEASE                                             CONTACTS:  408-995-5115
                                     Media Relations: Bill Highlander, Ext. 1244
                                      Investor Relations: Lisa Poelle, Ext. 1285


          Calpine Subsidiaries, Rocky Mountain Energy Center, LLC, and Riverside Energy Center, LLC, Close Secured Term Loans Offering

     (SAN JOSE, Calif.) /PR Newswire - First Call/ June 29, 2004 - Calpine Corporation [NYSE:CPN] today announced that Rocky Mountain Energy Center, LLC, and Riverside Energy Center, LLC, two wholly owned stand-alone subsidiaries of the Calpine subsidiary Calpine Riverside Holdings, LLC, have received funding in the amount of $661.5 million as floating rate secured institutional term loans.

     "Calpine again executes its proven strategy of refinancing commercial bank-issued construction facilities with attractive, long-term capital markets transactions," stated Brian Harenza, vice president, finance.

     The offering was comprised of $661.5 million of First Priority Secured Floating Rate Term Loans Due 2011 priced at LIBOR plus 425 basis points and issued at a discount to par of 99.5%.

     Net proceeds from the loans, after transaction costs and fees, were used to pay final construction costs and refinance amounts outstanding under the $250 million non-recourse project financing for the Rocky Mountain facility (Weld County, Colo.), and the $230 million non-recourse project financing for the Riverside facility (Beloit, Wisc.).

     In addition, $160 million was used to reimburse Calpine for costs incurred in connection with the development and construction of the Rocky Mountain and Riverside facilities. This will be used for general corporate purposes. The company also received $79 million in cash and letters of credit as the result of the elimination of certain reserves and letters of credit associated with the original non-recourse project financings.

     The institutional term loans were placed in the institutional term loan market and are secured by the power plants, and the lenders' recourse is limited to such security. None of the indebtedness is guaranteed by Calpine Corporation.




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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION


                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date:  June 29, 2004